    As filed with the Securities and Exchange Commission on June 23, 1997

                                                  REGISTRATION NO. 333-3643
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           ------------------------

                              AMENDMENT NO. 4
                                      TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                        CAPSTONE PHARMACY SERVICES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             62-1293855
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                               9901 EAST VALLEY
                                RANCH PARKWAY
                                  SUITE 3001
                             IRVING, TEXAS 75063
                                (972) 401-1541

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    R. DIRK ALLISON, PRESIDENT                    COPY TO:
 CAPSTONE PHARMACY SERVICES INC.                MARK MANNER
         9901 EAST VALLEY           HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
           RANCH PARKWAY                    1800 FIRST AMERICAN CENTER
            SUITE 3001                      NASHVILLE, TENNESSEE 37219
       IRVING, TEXAS 75063                        (615) 256-0500
         (972) 401-1541

(Name, address, including zip code, and telephone number including area code, of agent for service)

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                           --------------------------



                           --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                        PROSPECTUS DATED JUNE 23, 1997


                       CAPSTONE PHARMACY SERVICES, INC.

                       6,478,367 Shares of Common Stock
                           650,000 Series B Warrants

     This Prospectus relates to (i) the resale by the holders thereof (the "Selling Stockholders") of up to 3,227,401 shares of Capstone Pharmacy
Services, Inc. (the "Company" or "Capstone") Common Stock, par value $.01 per share (the "Common Stock") that have been previously issued by Capstone in private placements; (ii) the resale by Selling Stockholders of 1,007,692 shares issued by Capstone in an acquisition; (iii) the resale by Selling Stockholders of 943,274 shares underlying certain warrants (the "Private Placement Warrants") previously issued by Capstone in private placements; (iv) the issuance by Capstone of warrants (the "Series B Warrants") entitling the holders thereof to purchase an aggregate of 650,000 shares of Common Stock at $10.00 per share, which warrants are issuable upon the exercise of currently outstanding (and previously registered) warrants (the "Series A Warrants"); and (v) the issuance of 650,000 and 650,000 shares of Common Stock upon the exercise of the Series A Warrants and the Series B Warrants, respectively.

     None of the proceeds from the sale of the shares by the Selling Stockholders will be received by the Company. The Company could receive gross proceeds of up to $4,606,188 from the exercise of the Private Placement Warrants, up to $3,900,000 from the exercise of the Series A Warrants and up to $6,500,000 from the exercise of the Series B Warrants. See "Use of Proceeds." The Company has paid all costs and fees associated with the registration of the securities under the Federal and state securities laws and the preparation and delivery of this Prospectus.


     The Company's Common Stock is quoted on the Nasdaq Stock Market under the symbol "DOSE." On June 18, 1997, the reported closing price of the Company's Common Stock on the Nasdaq Stock Market was $11.69 per share. The Series B Warrants are not quoted on the Nasdaq Stock Market.



     See "Risk Factors" appearing on pages 3 through 5 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the securities offered hereby.

                               ---------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              TABLE OF CONTENTS


RISK FACTORS ..................................................   3
THE COMPANY....................................................   6
USE OF PROCEEDS................................................   7
SELLING STOCKHOLDERS...........................................   8
PLAN OF DISTRIBUTION...........................................  13
DESCRIPTION OF SECURITIES BEING REGISTERED ....................  13
LEGAL MATTERS..................................................  14
AVAILABLE INFORMATION..........................................  14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............  15


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 RISK FACTORS

        In evaluating the Company and its business, prospective investors should carefully consider the following factors in addition to those discussed elsewhere or incorporated by reference in this Prospectus. Information contained or incorporated by reference in this Prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue," or the negative thereof, or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those reflected in any such forward-looking statements.


        Prospective investors should carefully consider the factors set forth under the caption "Risk Factors" in the Company's Registration Statement on Form S-4 (Reg. No. 333-28517) filed on June 4, 1997, as amended from time to time, to evaluate the proposed merger of Beverly Enterprises, Inc. ("Beverly") with and into the Company. See "The Company--Recent Developments."

        NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS. The Symphony acquisition completed in August 1996 approximately doubled the number of beds served by the Company, the number of Company employees and the Company's net sales. The Company made six acquisitions in addition to the Symphony Acquisition in 1996 and made six acquisitions in the first two quarters of 1997. The integration of all of the acquisitions is critical to the Company's success. Potential obstacles to successful integration include, but are not limited to: cost containment; elimination of redundancies at the corporate and field level; consolidation of financial and managerial reporting functions; coordination of field managerial activities with corporate management; achievement of purchasing efficiencies; expansion of the customer base of the combined entity; roll-out of new products and services to acquired facilities; and addition and integration of key personnel. There can be no assurance that any acquisition will be integrated successfully into the Company's operations or will not have a material adverse effect upon the Company's results of operations, financial condition or prospects, especially in the fiscal quarters immediately following the acquisitions. In addition, there can be no assurance that any acquisition will achieve net sales and earnings that justify the Company's investment therein or expenses related thereto.

        MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL. In addition to growth resulting from acquisitions, the Company has experienced internal growth that has placed, and is likely to continue to place, significant pressure on its management resources. The Company's successful implementation of its growth strategy depends upon its ability to attract and retain qualified corporate, financial, clinical, operating and regional management personnel. The loss of the services of one or more of the Company's key executives could have a material adverse effect on the Company. There can be no assurance that the Company will be able to attract and retain sufficient numbers of qualified personnel.


        DEPENDENCE ON ACQUISITIONS FOR GROWTH. A significant component of the Company's historical growth has come through acquisitions of institutional pharmacy companies, and the success of the Company's growth strategy is dependent on additional acquisitions. No assurance can be given that the Company will be able to identify suitable acquisition candidates or to consummate acquisitions on terms acceptable to the Company. The Company will compete for acquisition candidates with buyers who may have greater financial and other resources than the Company and may be able to pay higher acquisition prices than the Company. To the extent that the Company is unable to acquire institutional pharmacy companies, or to integrate such acquisitions successfully, its ability to expand its business would be reduced significantly.

        GROWTH STRATEGY; NEED FOR ADDITIONAL FINANCING. In order to implement its growth strategy, the Company will require substantial capital resources and will need to incur, from time to time, additional bank indebtedness. The Company also may need to issue, in public or private transactions, equity or debt securities, the terms of which will depend on market and other conditions. There can be no assurance that any such additional financing will be available on terms acceptable to the Company if at all. As a result, the Company may not be able to implement fully its growth strategy.

        NASDAQ STOCK MARKET NET TANGIBLE ASSET CRITERIA. In order for the NASDAQ Stock Market to continue to quote prices for the Company's Common Stock, the Company must maintain a certain minimum level of net tangible assets. The calculation of net tangible assets excludes the value of goodwill, which typically represents a substantial part of the assets acquired by the Company, insofar as most institutional pharmacy companies maintain relatively low levels of fixed assets. Should the Company continue to acquire substantial goodwill and/or increase its liabilities without increasing its stockholders' equity, it may, from time to time, fail to comply with Nasdaq's net tangible asset criteria. Such failure, if not remedied, or waived by Nasdaq, could result in the Company's Common Stock no longer being quoted on the Nasdaq Stock Market. Such a result could have a material adverse effect on the liquidity and price of the Company's Common Stock. The Nasdaq Stock Market has proposed changes to its net tangible asset criteria to relax the standard for larger companies but there can be no assurance that such changes will be adopted or that the changes adopted will benefit the Company.

     LIMITED HISTORY OF PROFITABILITY. The Company has incurred net losses in its 1995, 1994 and 1993 fiscal years. For the years ended February 28, 1995 and 1994, losses from continuing operations were approximately $10.8 million and $521,000, respectively, and for the ten months ended December 31, 1995, the Company had a loss from continuing operations of approximately $645,000.


        DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS. The Company derives, directly or indirectly, a majority of its net sales from government-sponsored reimbursement programs. The Company's net sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the costs of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of service, and negotiating reduced contract pricing. Any changes in reimbursement levels under Medicare, Medicaid, or private pay programs, including managed care contracts, could have a significant adverse effect on the Company's net sales and profitability. Changes in the mix of patients among Medicare, Medicaid and different types of private pay sources, may adversely affect the Company's net sales and profitability.

     HEALTH CARE REFORM. The health care industry is subject to changing political, economic and regulatory influences that may affect the institutional pharmacy industry. In recent years, several comprehensive national health care reform proposals were introduced in the United States Congress. While none of the proposals were adopted, health care reform may again be addressed by the United States Congress. Several states also are considering health care reforms through Medicaid managed care demonstration projects. Although these projects generally exempt institutional pharmacy services and long-term care facilities, no assurance can be given that these projects will not change the Medicaid reimbursement system in certain states for long-term care, including pharmacy services, from fee-for-service to negotiated or capitated rates. The Company cannot predict which, if any, federal or state modifications or reform proposals will be adopted, when they may be adopted or what their impact on the Company may be if adopted. There can be no assurance that the adoption of certain modifications or proposals will not have a material adverse effect on the Company's results of operations, financial condition or future prospects.

        ROLE OF MANAGED CARE.   As managed care assumes an increasingly
significant role in the health care industry, Capstone's future success will, in part, be dependent on obtaining and retaining managed care contracts. Competition for such contracts is intense and, in most cases, will require Capstone to compete based on breadth of services offered, pricing, ability to track and report patient outcomes and cost data and provision of value-added pharmacy consulting services, among other factors. There can be no assurance that the Company will retain or continue to obtain such managed care contracts or that the managed care contracts it obtains will be on terms as favorable to the Company as those of its current contracts. In addition, reimbursement rates under managed care contracts typically are significantly lower than those paid by other private third-party payors.

     COMPETITION.   The long-term care pharmacy markets in which Capstone
operates are highly fragmented, and the majority of competition in such markets comes from small to mid-size local operators whose primary advantage is market familiarity. Capstone's competition in the correctional pharmacy market comes primarily from other large providers. Management believes that the primary competitive factor in its industry is breadth and quality of service. Additional competitive factors include reputation, ease of doing business with the specific providers, ability to develop and to maintain relationships with referral sources and competitive pricing. Some of the Company's present and potential competitors are larger than Capstone and have, or may obtain, greater financial and marketing resources than Capstone.


        GOVERNMENT REGULATION. Capstone is subject to extensive federal, state and local regulation. Federal laws governing the Company's activities include regulations covering the repackaging, storing and dispensing of drugs, Medicare reimbursement and certification, and certain financial relationships with physicians and other health care providers. Capstone is subject to state laws governing Medicaid, professional training, pharmacy licensure, payment of remuneration in exchange for patient referrals and the dispensing and storage of pharmaceuticals. The pharmacies operated by the Company must comply with all applicable laws, regulations and licensing standards. Many of Capstone's employees must maintain certain licenses in order to provide services. The long-term care facilities which contract for the Company's pharmacy services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of the Company's ability to provide pharmacy services to their residents. There can be no assurance that federal, state or local governments will not change existing standards or impose additional standards. Any failure to comply with existing or future standards could have a material adverse effect upon Capstone's results of operations, financial condition or prospects.


        INFLUENCE OF PRINCIPAL STOCKHOLDER. The Company's principal stockholder, Counsel, and its affiliates beneficially own approximately 23% of the outstanding shares of the Common Stock of the Company. As a condition of Counsel's initial investment in Capstone, the Company agreed contractually to use its good faith efforts to have elected as directors up to four Counsel nominees, subject to certain conditions. As a result of its equity ownership in the Company and its nominees on the Company's Board of Directors, Counsel can influence significantly the management and policies of the Company, including the election of the Company's directors and the outcome of matters submitted to stockholders of the Company for approval.


     LIABILITY AND ADEQUACY OF INSURANCE.   The provision of health care
services entails an inherent risk of liability. Capstone currently maintains product and professional liability insurance intended to cover such claims in amounts which it believes are consistent with industry standards. There can be no assurance that claims in excess of the insurance coverage or claims not covered by insurance will not arise. A successful claim in excess of its insurance coverage could have a material adverse effect upon the Company's results of operations, financial condition and future prospects. Claims, regardless of their merit or eventual outcome, may also have a material adverse effect upon Capstone's ability to attract customers, to maintain its insurance or to expand its business. There can be no assurance that Capstone will be able to obtain liability insurance coverage in the future on acceptable terms.

                                   THE COMPANY

     Capstone is a leading provider of institutional pharmacy services to long-term care facilities and correctional institutions throughout the United States. Capstone acquired seven institutional pharmacy services businesses in 1996, including Symphony Pharmacy Services, Inc. ("Symphony"), a subsidiary of Integrated Health Services, Inc. ("IHS"). In January 1997 the Company completed three acquisitions in California, making it the largest independent provider in that market. Capstone now services approximately 120,000 long-term care beds in 16 states. The Company also services over 110,000 inmates in correctional facilities nationwide.

     Capstone provides long-term care facilities with comprehensive institutional pharmacy services that include the purchasing, repackaging and dispensing of pharmaceuticals, infusion therapy, Medicare Part B services, and pharmacy consulting services, all of which are supported by computerized record keeping and third-party billing services. The Company serves its long-term care clients primarily through regional pharmacies that are open 24 hours, seven days a week. By establishing regional pharmacies that each have the capability to serve in excess of 10,000 patients, management believes that the Company can compete more effectively in metropolitan markets nationwide by providing a broader range of services to its long-term care clients on a more cost-effective basis than many of its competitors. Management further believes that Capstone's expanded national presence enables it to compete more effectively for larger customers who operate multiple facilities while achieving purchasing efficiencies and other economies of scale. The Company has established relationships with IHS and other large operators of long-term care facilities not previously served by Capstone.

     In the correctional business, where it currently is the largest non-captive provider of pharmacy services in the United States, the Company provides pharmaceuticals under capitated and other contracts to correctional institutions that have privatized their inmate health care services. Management believes the Company's experience in managing capitated correctional contracts, which involves the utilization of closed formularies, generic substitution, rigorous drug utilization review and proactive physician education, will provide a significant competitive advantage as managed care becomes more prevalent in the long-term care industry.

     In connection with an investment by Counsel Corporation ("Counsel") in December 1994, the Company installed a new management team, refocused its operating strategy on its core institutional pharmacy business and initiated an aggressive acquisition strategy. Capstone's strategy is to enhance its position as a leading provider of institutional pharmacy services by: (i) acquiring institutional pharmacy companies in metropolitan markets; (ii) achieving regional market density in order to enhance its operating leverage; (iii) positioning itself as the provider of choice to managed care payors in the markets in which it operates; and (iv) emphasizing internal growth through the addition of new clients and the expansion of ancillary services. Since December 31, 1994, Capstone has increased its long-term care bed count from approximately 16,200 to approximately 120,000 and the number of inmates served in correctional institutions from approximately 65,000 to approximately 110,000.

                               RECENT DEVELOPMENTS

     The Company and Beverly entered into an Agreement and Plan of Merger, dated April 15, 1997 pursuant to which Beverly (after divesting itself of all businesses other than its institutional pharmacy business conducted through its wholly-owned subsidiary, Pharmacy Corporation of America) will merge (the "Merger") with and into the Company. The Company will issue 50 million shares of Capstone Common Stock, assume approximately $275 million in debt and assume options and other benefits covering an estimated approximate
1.1 million shares of Capstone Common Stock as consideration for the Merger. On June 4, 1997, the Company filed a Registration Statement on Form S-4 (Reg. No. 333-28517) containing a Joint Proxy Statement/Prospectus related to the Merger (the "Registration Statement"). The Registration Statement is incorporated by reference into this Prospectus and the Company will supply a copy of it upon request.

                                USE OF PROCEEDS

     4,243,553 of the shares of Common Stock offered hereby are currently owned by the Selling Stockholders and are being registered for resale by such holders. Accordingly, the Company will not receive any of the proceeds from any transactions in these shares by the Selling Stockholders.

     2,234,814 of the shares of Common Stock offered hereby can be obtained by the Selling Stockholders upon exercise of the Series A Warrants, Series B Warrants and Private Placement Warrants. The Company will receive proceeds to the extent that such warrants are exercised before their expiration, as follows:



      Description             Number of Warrants    Exercise Price      Expiration Date
      -----------             ------------------    --------------      ---------------
Series A Warrants                   650,000          $ 6.00/share        August 23, 1996
Series B Warrants                   650,000*         $10.00/share        August 16, 1997
Private Placement Warrants          501,819          $ 4.50/share        May  22, 1998
Private Placement Warrants          401,455          $ 5.50/share        May  22, 1998
Private Placement Warrants           40,000          $ 3.50/share        October 31, 1999

--------------
* Assumes full exercise of Series A Warrants. One Series B Warrant will be issued upon the exercise of each Series A Warrant.

     As a result, the Company could receive gross proceeds of up to $3,900,000 from the exercise of the Series A Warrants, up to $6,500,000 from the exercise of the Series B Warrants and up to $4,606,188 from the exercise of the Private Placement Warrants. The Company intends to use these proceeds, if any, for general corporate purposes including future acquisitions. No specific uses of the proceeds have been identified by the Company because there is no certainty that any of the Warrants will be exercised.

                             SELLING STOCKHOLDERS

     The Selling Stockholders acquired or will acquire 4,170,675 shares of Common Stock, including shares underlying the Private Placement Warrants, in private placements that have closed in or since October 1994, and 1,007,692 shares in connection with an acquisition made by the Company in January 1996. Registration of these shares of Common Stock will enable the Selling Stockholders to sell such shares from time to time on the Nasdaq Stock Market
or in other transactions.   The table below sets forth certain information
regarding the beneficial ownership of the Common Stock by the Selling Shareholders as of July 2, 1996 and assumes the exercise of all Private Placement Warrants.




                                   Beneficial                                   Beneficial
                               Ownership Prior to          Shares          Ownership After the
                                    Offering           Offered Herein            Offering
                             -----------------------   --------------     ------------------------
     Stockholder                Number      Percent(1)                         Amount  Percent(1)
     -----------                ------      -------                            ------  -------
Edward Sonshine(2)            74,500(3)(4)      *           57,000             17,500      *

Joseph F. Furlong, III(5)     74,500(3)(4)      *           57,000             17,500      *

Robert S. Colman              38,000(6)         *           38,000                -0-     -0-

Paul Godfrey(2)               57,171(7)         *           57,171                -0-     -0-

Howard Wortzman(8)            57,475(9)         *           57,475                -0-     -0-

Norman Hill Florida, Inc.     53,291(10)        *           53,291                -0-     -0-

Nicholas E. Sinacori          52,060(11)        *           52,060                -0-     -0-

R. Dirk Allison(12)           97,746(13)        *           57,646             40,100      *

Don H. Thompson               15,618(14)        *           15,618                -0-     -0-

Carl A. Pannuti(12)           29,363(15)        *           26,030                -0-     -0-

A. Joe McLellan(12)           13,539(16)        *            5,206                -0-     -0-

Curtis B. Johnson(8)          52,060(17)        *           52,060                -0-     -0-

PF & R Holdings Inc.         342,000(18)      2.1%         342,000                -0-     -0-

Morris A. Perlis(2)          387,500(19)      2.4%          95,000            292,500     1.8%

Allan C. Silber(2)           387,500(19)      2.4%          95,000            292,500     1.8%

J.E. Duffy(20)                13,015(21)        *           13,015                -0-     -0-


                                  Beneficial                                       Beneficial
                               Ownership Prior to          Shares              Ownership After the
                                    Offering            Offered Herein               Offering
                             -----------------------    --------------       ------------------------
    Shareholder               Number        Percent(1)                          Amount     Percent(1)
    -----------               ------        -------                             ------     -------
John Haronian(5)             142,500(4)(22)     *           95,000             47,500           *

John E. Zuccotti(5)           24,500(23)        *            9,500             15,000           *

Fallbrook Holdings Limited   100,000            *          100,000                -0-          -0-

Shermfin Corp                650,000          4.1%         650,000                -0-          -0-

CreditAnstalt American
Corporation(24)              130,000(25)        *          115,000                -0-          -0-

Cary Lester McWhinnie         26,000            *           26,000                -0-          -0-

Patrick S. Brigham           202,310          1.3%         202,310                -0-          -0-

Abraham Wieder               689,231          4.4%         689,231                -0-          -0-

Raphael Lieberman            318,461          2.0%         318,461                -0-          -0-

Cote 100                     457,143          2.9%         457,143                -0-          -0-

ASB Capital Management       410,000          2.6%         410,000                -0-          -0-

Private Trust Bank Corp.      91,310            *           91,310                -0-          -0-

Experta Trustee Co. Ltd.     114,000            *          114,000                -0-          -0-

Cantrade Ormond Burrus
Banque Privee S.A.            23,000            *           23,000                -0-          -0-

Jack Machbitz                 35,000            *           35,000                -0-          -0-

The Jennifer Altman
Foundation                    26,600(26)        *           26,600                -0-          -0-

Albert L. Zesiger             71,060(27)        *           71,060                -0-          -0-

Alza Corporation
Retirement Plan               35,150(28)        *           35,150                -0-          -0-

Asphalt Green, Inc.           17,860(29)        *           17,860                -0-          -0-

Brearley School General
Investment Fund               26,600(30)        *           26,600                -0-          -0-

Barrie Ramsay Zesiger         44,460(31)        *           44,460                -0-          -0-

                                  Beneficial                                   Beneficial
                              Ownership Prior to           Shares         Ownership After the
                                   Offering            Offered Herein           Offering
                             -----------------------   --------------     ------------------------
    Shareholder              Number         Percent(1)                       Amount     Percent(1)
    -----------              ------         -------                          ------     -------
Chapin School -
Endowment Fund                35,150(28)        *           35,150                -0-          -0-

Helen Hunt                    17,860(29)        *           17,860                -0-          -0-

Psychology Associates          3,420(32)        *            3,420                -0-          -0-

Meehan Investment
Partnership I, L.P.           17,860(29)        *           17,860                -0-          -0-

City of Milford Employee
Pension Fund                  88,350(33)        *           88,350                -0-          -0-

NFIB Employee Pension         55,100(34)        *           55,100                -0-          -0-

Norwalk Employee
Pension Fund                  71,060(35)        *           71,060                -0-          -0-

Planned Parenthood of
New York City                 14,060(36)        *           14,060                -0-          -0-

Mary Van Schuyler
Raiser                        17,860(29)        *           17,860                -0-          -0-

Raiser Marital Trust          71,060(35)        *           71,060                -0-          -0-

Robert J. Suslow              26,600(30)        *           26,600                -0-          -0-

Tab Products Company
Pension Plan                  35,150(28)        *           35,150                -0-          -0-

Warren Investment
Group, Ltd.                   17,860(29)        *           17,860                -0-          -0-

Warren Otologic Group
Profit Sharing Trust          17,860(29)        *           17,860                -0-          -0-

Harold & Grace Willens
JTWROS                        17,860(29)        *           17,860                -0-          -0-

Robert Goldstein              40,000(37)        *           40,000                -0-          -0-

---------------------
* Less than 1%.
(1) The percentages shown are based on 15,845,025 shares of Common Stock outstanding on July 2, 1996, plus, as to each individual, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), which includes shares subject to stock options and warrants held by such holder which are exercisable within sixty (60) days.
(2) Messrs. Silber, Sonshine and Perlis, each of whom is a director of Capstone, and Mr. Godfrey are directors of Counsel, a publicly-traded, Ontario, Canada corporation primarily engaged in the health care industry. Counsel owns 6,244,325 shares of Capstone Common Stock, which includes shares issuable upon the exercise of warrants to purchase 1,298,181 shares at $4.50 per share and 1,038,545 at $5.50 per share.
     Mr. Silber beneficially owns or controls approximately 25% of the Common Stock of Counsel. All of the directors listed in this footnote (2) disclaim beneficial ownership of shares of Common Stock in their capacity as directors of Counsel, and Mr. Silber disclaims beneficial ownership of shares of Common Stock in his capacity as a significant stockholder of Counsel.
(3) Includes 15,000 and 12,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(4) Includes 15,000 and 2,500 shares purchasable upon exercise of options at $4.44 and $7.50 per share, respectively.
(5)  Stockholder is a director of Capstone.
(6) Includes 10,000 and 8,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(7) Includes 15,045 and 12,036 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(8)  Stockholder is an Employee of Counsel or an affiliate of Counsel.
(9) Includes 15,125 and 12,100 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(10) Includes 14,024 and 11,219 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(11) Includes 13,700 and 10,960 shares purchasable upon exercise of warrants of $4.50 and $5.50 per share, respectively.
(12) Stockholder is an officer of Capstone.
(13) Includes 15,170 and 12,136 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively and 15,000 and 25,000 shares purchasable upon exercise of options at $4.44 and $8.50 per share, respectively.
(14) Includes 4,110 and 3,288 shares purchase upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(15) Includes 6,850 and 5,480 shares purchasable upon exercise of warrants at $4.50 and $5.50, respectively and 3,333 shares purchasable upon exercise of options at $8.50 per share.
(16) Includes 1,370 and 1,096 shares purchasable upon exercise of warrants at $4.50 and $5.50, respectively and 8,333 shares purchasable upon exercise of options at $8.50 per share.
(17) Includes 13,700 and 10,960 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(18) Includes 90,000 and 72,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(19) Includes 25,000 and 20,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively and 15,000, 2,500, 250,000 and 25,000 shares purchasable upon exercise of options at $4.44, $7.50, $4.31 and $8.50 per share, respectively.
(20) Stockholder is a consultant to Capstone.
(21) Includes 3,425 and 2,740 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(22) Includes 15,000 and 15,000 shares purchasable upon exercise of options at $2.85 and $3.50 per share, respectively and 25,000 and 20,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.

(23) Includes 15,000 shares purchasable upon exercise of options at $4.44 per share and 2,500 and 2,000 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(24) Stockholder is an affiliate of Capstone's institutional lender.
(25) Includes 15,000 shares purchasable upon exercise of warrants at $7.31 per share.
(26) Includes 7,000 and 5,600 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(27) Includes 18,700 and 14,960 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(28) Includes 9,250 and 7,400 shares purchasable upon exercise of warrants at $4.50 an $5.50 per share, respectively.
(29) Includes 4,700 and 3,760 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(30) Includes 7,000 and 5,600 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(31) Includes 11,700 and 9,360 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(32) Includes 900 and 720 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(33) Includes 23,250 and 18,600 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(34) Includes 14,500 and 11,600 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(35) Includes 18,700 and 14,960 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(36) Includes 3,700 and 2,960 shares purchasable upon exercise of warrants at $4.50 and $5.50 per share, respectively.
(37) Includes 40,000 shares purchasable upon exercise of warrants at $3.50 per share.

                              PLAN OF DISTRIBUTION

     The Series B Warrants and the 1,300,000 shares of Common Stock issuable upon the exercise of the Series A Warrants and the Series B Warrants will be issued by the Company in direct transactions with the holders of the rights to acquire such securities and such Common Stock is expected to be available for public trading on the Nasdaq Stock Market upon issuance. The Company will pay no commissions or discounts in connection with such transactions.

     The Selling Stockholders have advised the Company that they may elect to offer for sale and to sell the shares of Common Stock listed herein from time to time through brokers on the Nasdaq Stock Market, in private transactions, through the writing of options on the shares, or otherwise (including pursuant to Rule 144 and in transactions with the Company as consideration for the exercise price of certain warrants), at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Stockholders will depend upon market fluctuations and the manner of sale.

     If the shares are sold through brokers, the Selling Stockholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker dealer might be in excess of customary commissions). No Selling Stockholder has an agreement with any particular broker with respect to the price at which the Common Stock will be sold or with respect to any commissions to be charged. The Selling Stockholders will also pay the fees and expenses of any counsel retained by them in connection with this Offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares of Common Stock offered hereby.

                  DESCRIPTION OF SECURITIES BEING REGISTERED

SERIES B WARRANTS

     The Series B Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and First Union National Bank (Charlotte, North Carolina), as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Series B Warrants is qualified in its entirety by reference to the detailed provisions of the Series B Warrants and of the Warrant Agreements, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Each Series B Warrant will enable the holder to purchase one share of Common Stock at a price equal to $10.00 per share (the "Exercise Price") at any time commencing upon issuance until August 16, 1997, unless earlier redeemed by the Company as described below.

     To exercise a Series B Warrant, the holder must send the certificate evidencing the Series B Warrant (the "Warrant Certificate") to the Warrant Agent, together with an election to exercise, setting forth the number of shares to be purchased and payment by certified check or money order for the total Exercise Price of the shares purchased. The Warrant Agent will then return a certificate evidencing the number of shares of Common Stock issued upon exercise of the Series B Warrant, together with a new Warrant
Certificate if less than all the shares covered by the Warrant Certificate are being purchased.

     The Company may redeem all of the Series B Warrants at a redemption price of $0.25 per warrant at any time after issuance thereof until the expiration date provided that (i) the Company gives notice to the holders, and
(ii) the closing bid quotation of the Company's Common Stock (as reported on the Nasdaq National Market) has been at least 150% of the then effective Exercise Price on all twenty of the trading days ending on the third day prior to the day on which notice is given.

     The holders of the Series B Warrants are protected against dilution of their interests by adjustment of the number of shares of Common Stock underlying the Series B Warrants and of the Exercise Price upon the occurrence of certain events, including stock dividends, stock splits, mergers and reclassifications. The Warrant Agreement cannot be amended or supplemented in a manner adverse to the holders of the Series B Warrants without such holders' consent.

     The holders of Series B Warrants, as such, have no right to vote on matters submitted to the shareholders of the Company or to receive dividends and are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs. However, upon exercise of the Series B Warrants and issuance of shares of Common Stock to the holder, such shares of Common Stock shall have rights identical to all other shares of Common Stock.




                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the shares of Common Stock and Series B Warrants offered hereby will be passed upon for the Company by Harwell Howard Hyne Gabbert & Manner. P.C., Nashville, Tennessee.

                             AVAILABLE INFORMATION



     The Company's principal executive offices are located at 9901 East Valley Ranch Parkway, Suite 3001, Irving, Texas 75063, phone number (972) 401-1541. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports and other information filed by the Company can be obtained, at prescribed rates, from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports and other information can be inspected at the Public Reference Section referred to above and at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site on the worldwide web portion of the Internet containing reports, proxy and information statements and other information regarding issuers that file electronically at http://www.sec.gov.


     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


            1. The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996;

            2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

            3. The Company's Registration Statement on Form 8-A relating to the Company's Common Stock dated June 18, 1986, as amended by a Form 8-A/A dated July 19, 1996;

            4. The Company's Current Report on Form 8-K dated January 31, 1997; and

            5. The Company's Registration Statement on Form S-4 (Reg. No. 333-28517) dated June 4, 1997, as amended from time to time.


     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), (c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, but not delivered herewith, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Dirk Allison, President, Capstone Pharmacy Services, Inc., 9901 East Valley Ranch Parkway, Suite 3001, Irving, Texas 75063, (972) 401-1541.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


  Registration Fee ...............   $26,086
  Listing Fee ....................    17,500
 *Blue Sky fees and expenses .....       500
 *Accounting fees and expenses ...     7,500
 *Legal fees and expenses ........    25,000
 *Transfer Agent Fees ............       500
 *Miscellaneous ..................     1,500


Total ...........................     78,586




----------
*Estimated


INDEMNIFICATION

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eleventh of the Certificate of Incorporation of the Registrant sets forth the extent to which officers or directors of the Registrant may be insured or indemnified against any liabilities which they may incur. The general effect of such provision is that any person made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant will be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the fullest extent permitted under the laws of the State of Delaware. In addition, such provision provides that, in the Registrant's sole discretion, the Registrant may indemnify employees or agents against such expenses, judgments, fines and amounts paid in settlement.

     SECTION 145 of the Delaware General Corporation Law ("DGCL") applies to the Registrant and the relevant portion of the DGCL provides as follows:

     145   INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
           INSURANCE.

           (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

           (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

           (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

           (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

           (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

           (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

           (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

           (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

           (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant maintains insurance for the benefit of the Registrant's directors and officers and officers and directors of the Registrant's subsidiaries insuring such persons against certain liabilities, including liabilities arising under the securities laws.

ITEM 16.     EXHIBITS

     The exhibits filed as a part of this registration statement are listed in the Exhibit Index immediately following the signature page.


ITEM 17.     UNDERTAKINGS

     The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Report of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant, incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 20th day of June, 1996.

                                  CAPSTONE PHARMACY SERVICES, INC.


                                  By:      /s/ R. Dirk Allison
                                     -------------------------------------
                                     R. Dirk Allison
                                     President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated.



        Signature                          Title                                Date
        ---------                          -----                                ----
/s/ R. Dirk Allison
---------------------------     President, Chief Executive Office
R. Dirk Allison                  and Director (Chief Executive              June 20, 1997
                                          Officer)
/s/ James D. Shelton
---------------------------     Executive Vice President, Chief
James D. Shelton                 Financial Officer and Secretary
                                    (Chief Accounting Officer)              June 20, 1997


       *                                  Chairman                          June 20, 1997
---------------------------
Allan C. Silber

       *                                Vice Chairman                       June 20, 1997
---------------------------
Morris A. Perlis

       *                                   Director                         June 20, 1997
---------------------------
Joseph Furlong, III

       *                                   Director                         June 20, 1997
---------------------------
John Haronian

       *                                   Director                         June 20, 1997
---------------------------
Albert Reichmann


        Signature                          Title                                 Date
        ---------                          -----                                 ----
       *                                  Director                           June 20, 1997
-------------------------------
Edward Sonshine

       *                                  Director                           June 20, 1997
-------------------------------
Dr. Gail Wilensky

       *                                  Director                           June 20, 1997
-------------------------------
John E. Zuccotti



* By:  /s/ R. Dirk Allison
       ------------------------
       R. Dirk Allison
       Attorney-in-Fact

                                EXHIBIT INDEX




EXHIBIT NUMBER                            DESCRIPTION
--------------                            -----------
      4.1*             Form of Series B Warrant Certificate
      4.2*             Form of Series B Warrant Agreement
      5*               Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.
     23.1              Consent of Arthur Andersen LLP
     23.4*             Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (See Exhibit 5)
     24*               Power of Attorney

     ---------
     * Previously Filed.